Exhibit 99.1

DST Systems, Inc. Announces Third Quarter 2010 Financial Results

KANSAS CITY, Mo., Oct. 26 /PRNewswire-FirstCall/ -- DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST ("DST Earnings") of $54.3 million ($1.16 per diluted share) for the third quarter 2010 compared to $60.9 million ($1.21 per diluted share) for the third quarter 2009.  DST Earnings for the nine months ended September 30, 2010 were $225.2 million ($4.74 per diluted share) compared to $182.8 million ($3.65 per diluted share) for the nine months ended September 30, 2009.  Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $48.4 million ($1.03 per diluted share) for third quarter 2010 compared to $47.2 million ($0.94 per diluted share) for third quarter 2009, and $159.8 million ($3.36 per diluted share) for the nine months ended September 30, 2010 compared to $133.6 million ($2.67 per diluted share) for the nine months ended September 30, 2009.

The diluted EPS impact of non-GAAP adjustments for third quarter 2010 is summarized as follows:

Reported GAAP diluted EPS	$ 1.16
Contract termination payment gains, net of related expenses	(0.12)
Termination benefit expenses related to reductions in workforce	0.04
Net gain on securities and other investments	(0.03)
Net loss on repurchase of Series C convertible debentures	0.02
Release of international income tax valuation allowance	(0.04)
Adjusted Non-GAAP diluted EPS	$ 1.03

Third quarter 2010 financial and operational highlights were as follows:

  As previously announced, on July 30, 2010, DST, through its wholly-owned U.K. subsidiary, Innovative Output Solutions Limited ("IOS"), acquired dsicmm Group Limited ("dsicmm"), a provider of print/mail services in the U.K., for cash and the issuance of IOS stock.  After completion of the transaction, DST will own approximately 70.5% of IOS and the remaining 29.5% will be owned by a group of the former stockholders of dsicmm. DST has consolidated the financial results of the combined IOS business from the closing date and has reflected the 29.5% owned by the former stockholders of dsicmm as a non-controlling interest.  Operating revenues from dsicmm post acquisition were $22.0 million.  Amortization of intangible assets acquired from dsicmm is estimated to be approximately $3.3 million annually.
  Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $23.4 million or 5.9% to $419.0 million as compared to third quarter 2009.  Taking into account a contract termination payment of $10.4 million ($9.1 million in the Financial Services Segment and $1.3 million in the Output Solutions Segment) and dsicmm operating revenues, consolidated operating revenues decreased $9.0 million or 2.3% during third quarter 2010 as compared to third quarter 2009.  On this basis, Financial Services operating revenues increased $5.0 million or 1.8% during third quarter 2010 as compared to the same period in 2009, and Output Solutions operating revenues decreased $12.9 million or 10.7%, principally from a previously announced telecommunications client contract termination on April 30, 2010.
  Total mutual fund shareowner accounts serviced at September 30, 2010 decreased by 9.0 million accounts or 7.2% from June 30, 2010 to 115.9 million accounts.  Registered accounts and subaccounts serviced at September 30, 2010 were 103.0 million and 12.9 million, respectively.  Registered accounts decreased 4.3 million or 4.0% and subaccounts decreased 4.7 million or 26.7% from June 30, 2010.  As previously announced, a client with approximately 5.0 million subaccounts terminated its processing contract in connection with a corporate merger and deconverted to a non-DST subaccounting platform during third quarter 2010.  DST received a termination payment of approximately $10.4 million ($9.1 million was recorded in Financial Services and $1.3 million was recorded in Output Solutions) and incurred approximately $1.6 million of costs in connection with the contract termination, resulting in a $8.8 million net pretax gain associated with this event.
  Consolidated income from operations increased $11.8 million or 18.8% to $74.4 million as compared to third quarter 2009.  Taking into account non-GAAP adjustments, income from operations increased $5.8 million or 9.3% as compared to third quarter 2009.  On this basis, Financial Services income from operations increased $10.4 million or 18.7% to $66.0 million during the quarter from higher revenues and lower operating expenses.  Output Solutions income from operations, before considering dsicmm, decreased $2.3 million or 32.9% to $4.7 million during the quarter from reduced operating revenues.  dsicmm incurred an operating loss of $2.9 million in third quarter 2010.
  In first quarter 2010, DST began implementing a plan to reduce its workforce by approximately 7% in 2010.  As a result of this workforce reduction, the Company anticipates a total pretax charge of $19.5 million in 2010 for the payment of related termination benefits.  The Company incurred $2.8 million of termination benefit expenses in third quarter 2010 and $17.4 million year to date, and expects approximately $2.1 million of related expenses for the remainder of 2010.  The Company is approximately 90% complete with the workforce reduction plan as of September 30, 2010.
  The Company's income tax rate was 32.7% in third quarter 2010 as compared to 35.8% in third quarter 2009, primarily from the release of approximately $2.3 million of valuation allowances against certain international deferred tax assets, which resulted from the acquisition of dsicmm.  Taking into account certain non-GAAP adjustments explained herein, the Company's income tax rate was 35.2% in third quarter 2010 as compared to 34.8% in third quarter 2009.

Debt activity during third quarter 2010 was as follows:

  As previously announced, on August 9, 2010, the Company issued $370.0 million of privately placed senior notes.  The senior notes are comprised of  $40.0 million of 4.19% Series A Senior Notes due August 9, 2015, $105.0 million of 4.86% Series B Senior Notes due August 9, 2017, $65.0 million of 5.06% Series C Senior Notes due August 9, 2018 and $160.0 million of 5.42% Series D Senior Notes due August 9, 2020.
  As previously announced, on September 9, 2010 the Company redeemed $84.1 million of the Series A debentures and $168.5 million of the Series B debentures, which fully retired these series of debentures.
  In addition to the Series A and B redemption, the Company repurchased $35.0 million of aggregate principal of the Series C convertible debentures for $36.1 million, resulting in a pretax loss of approximately $1.1 million in third quarter 2010.  At September 30, 2010, the Company had approximately $143.6 million of Series C convertible debentures outstanding.  Beginning August 15, 2013, the Company may redeem for cash all or part of the Series C debentures.

Share-related activity during third quarter 2010 was as follows:

  The Company had 46.2 million shares of common stock outstanding at September 30, 2010.  During third quarter 2010, the Company repurchased 515,000 shares of DST common stock for $21.2 million or approximately $41.17 per share.  At September 30, 2010, there were 499,000 shares remaining under the existing share repurchase authorization plan.
  Average diluted shares outstanding for third quarter 2010 were 46.9 million shares, a decrease of 100,000 shares or 0.2% from second quarter 2010, and a decrease of 3.3 million shares or 6.6% from third quarter 2009.  The decrease from both second quarter 2010 and third quarter 2009 is primarily attributable to share repurchases.
  Total stock options, restricted stock and restricted stock units ("equity units") outstanding at September 30, 2010 were 6.4 million, of which 5.7 million were stock options, 200,000 were restricted stock and 500,000 were restricted stock units.  Equity units were unchanged from June 30, 2010 and decreased 1.7 million units or 21.0% from September 30, 2009.  The decrease in equity units from September 30, 2009 is primarily attributable to the vesting of restricted stock.

Cash dividend declaration:

  On October 6, 2010, DST's Board of Directors declared a cash dividend of $0.30 per share payable on November 5, 2010 to shareholders of record as of the close of business on October 21, 2010.

Cash dividend from private equity investment in fourth quarter 2010:

  The Company received a $49.5 million cash dividend from a private equity investment on October 25, 2010.  A portion of the dividend may qualify for the dividends received deduction which would result in a lower tax rate than the Federal statutory rate of 35%.  The Company is not currently in a position to estimate the portion qualifying for the dividends received deduction.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled "Description of Non-GAAP Adjustments" and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release.  In making these nonGAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are nonoperational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and "operational run-rate," as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST's financial statements to better understand DST's comparative operating performance for the periods presented.

DST's management uses each of these non-GAAP financial measures in its own evaluation of the Company's performance, particularly when comparing performance to past periods.  DST's non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST's management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company's income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses nonGAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST's results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization.  DST defines EBITDA Margin as EBITDA divided by operating revenues.  These supplemental non-GAAP liquidity measures are provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to generate cash flow.  EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies.  Historically the Company has analyzed Output Solutions income from operations and operating margin.  The Company believes a useful measure of Output Solutions' contribution to DST's results is to focus on cash flow.  DST management believes EBITDA is an appropriate measure of cash flow for Output Solutions and will be a primary measurement the Company intends to review going forward.  A reconciliation of Output Solutions Segment income from operations to EBITDA is included in a schedule that accompanies this earnings release.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled "Use of Non-GAAP Financial Information" and detailed in the attached schedule titled "Description of Non-GAAP Adjustments."

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements ("OOP") for third quarter 2010 increased $5.0 million or 1.8% to $281.3 million as compared to third quarter 2009, resulting from higher revenues at DST Global Solutions and Argus Health Systems, partially offset by lower revenues at DST Health Solutions.

Revenues of DST Global Solutions increased from higher professional services and changes in foreign currency exchange rates which increased operating revenues by approximately $1.3 million, partially offset by lower software license revenues.  Argus revenues increased due to higher pharmacy claims related services.  DST Health Solutions experienced lower demand for professional services and lower volumes of transaction processing.  U.S. Investment Recordkeeping Solutions operating revenues during third quarter 2010 were essentially unchanged as increased revenues from higher retirement participant recordkeeping services, higher volume of subaccounts serviced and increased distribution support solutions volumes were offset by decreased shareowner processing revenues from lower levels of registered accounts.

Financial Services segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $9.5 million of software license fee revenues for third quarter 2010, a decrease of $900,000 or 8.7% over the same period in 2009.  The decrease is primarily due to lower investment management and medical claims license fee revenue.  While license fee revenues are not a significant percentage of DST's total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for third quarter 2010 were $207.3 million, a decrease of $4.1 million or 1.9% from the same period in 2009.  Excluding reimbursable operating costs of $11.5 million and $11.6 million during third quarter 2010 and 2009, respectively, costs and expenses decreased $4.0 million or 2.0% during third quarter 2010 to $195.8 million.  On this basis, the decrease in costs and expenses is attributable to lower compensation and benefit related costs from lower staffing levels, lower deferred compensation costs of $2.1 million (the effect of which is offset in other non-operating income) partially offset by higher costs from foreign currency exchange effects of approximately $1.2 million, higher welfare benefit costs and new product development costs.

Depreciation and amortization expense for third quarter 2010 was $19.5 million, a decrease of $1.4 million as compared to third quarter 2009.  The decrease in depreciation and amortization is attributable to lower depreciation from certain assets becoming fully depreciated and the Company's use of accelerated depreciation methods, partially offset by increased capitalized software activity.

Financial Services segment income from operations for third quarter 2010 totaled $66.0 million as compared to $55.6 million in third quarter 2009, an increase of $10.4 million or 18.7%.  Excluding the impact of the $2.1 million decrease in deferred compensation costs described above, income from operations increased $8.3 million.  The increase resulted from higher revenues and lower personnel costs.  Operating margin for third quarter 2010 was 23.5% as compared to 20.1% for third quarter 2009.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 24.7% for third quarter 2010 as compared to 22.1% for third quarter 2009.

Financial Services Segment Account Statistics:

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009

Registered accounts:
Non tax-advantaged	57.3	60.8	63.6	63.4
Tax-advantaged	45.7	46.5	46.3	46.3
	103.0	107.3	109.9	109.7

Subaccounts	12.9	17.6	11.2	10.6
Total	115.9	124.9	121.1	120.3

Registered accounts serviced decreased 4.3 million accounts or 4.0% from the comparable amount at June 30, 2010.  The net decrease was attributable to the conversion of 3.5 million accounts to non-DST subaccounting platforms and 400,000 accounts to DST's subaccounting platform, and from reductions in accounts at existing clients of approximately 600,000 accounts, partially offset by new client conversions of 200,000 accounts.  Tax-advantaged accounts were 45.7 million at September 30, 2010, a decrease of 800,000 accounts or 1.7% as compared to June 30, 2010.  A DST client experienced a loss of Section 529 accounts to a competitor and a significant number of open accounts held for subsequent investment were purged from the system.  Tax-advantaged accounts represent 44.4% of total registered accounts serviced at September 30, 2010 as compared to 42.2% at September 30, 2009. In the table above, the Company reclassified 500,000 accounts from tax-advantaged registered accounts to non tax-advantaged registered accounts as of June 30, 2010.

Subaccounts serviced were 12.9 million at September 30, 2010, a decrease of 4.7 million subaccounts or 26.7% as compared to June 30, 2010.  The net decrease was attributable to the conversion of 5.0 million accounts to non-DST subaccounting platforms as mentioned above and a decline in existing client subaccounts of 200,000, which were partially offset by conversions of 400,000 registered accounts from TA2000 and new client conversions of 100,000 subaccounts.

New client and previously announced client commitments are expected to result in approximately 200,000 new registered accounts in fourth quarter 2010.

The Company expects 3.0 million registered accounts will convert to subaccounting platforms during the remainder of 2010 of which 400,000 accounts will migrate to TA2000 Subaccounting.

The Company's subaccounting clients have indicated they plan to convert a total of 600,000 new subaccounts to TA2000 Subaccounting from non-DST platforms during fourth quarter 2010.

As previously announced, an existing subaccounting client with approximately 600,000 subaccounts intends to terminate its processing contract in connection with a corporate merger and convert to a non-DST subaccounting platform in first quarter 2011.

The following table (in millions) presents mutual fund shareowner accounts at September 30, 2010 and summarizes the remainder of 2010 conversion activities described above (and without taking into account any other changes in accounts serviced during 2010) to arrive at an estimated total accounts at December 31, 2010.

	Registered		Total
	Accounts	Subaccounts	Accounts

Balance at September 30, 2010	103.0	12.9	115.9

New client conversions	0.2	0.6	0.8
Transfers to DST Subaccounting	(0.4)	0.4
Conversions to non-DST platforms	(2.6)		(2.6)

Estimated balance at December 31, 2010	100.2	13.9	114.1

The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company's estimates.

Defined contribution ("DC") participants were 3.9 million at September 30, 2010, an increase of 100,000 participants or 2.6% from June 30, 2010 and an increase of 400,000 participants or 11.4% from September 30, 2009.  The increase from June 30, 2010 is primarily from increases in participants serviced by existing clients.  The increase from September 30, 2009 is primarily from conversions of new participants and increases in participants serviced by existing clients.  The Company has previously reported new client commitments for approximately 500,000 new participants which are expected to convert in fourth quarter 2010.  During the quarter, DST received a new client commitment that will convert approximately 1.4 million new participants from 2011 through 2013.

Pharmacy claims paid by Argus during third quarter 2010 were 94.0 million, an increase of 600,000 claims or 0.6% from September 30, 2009.

DST Health Solutions covered lives were 23.0 million at September 30, 2010, a decrease of 200,000 covered lives or 0.9% as compared to June 30, 2010 and a decrease of 600,000 covered lives or 2.5% as compared to September 30, 2009.

Active AWD workstations during third quarter 2010 were 195,200, essentially unchanged from June 30, 2010 and September 30, 2009.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for third quarter 2010 were $129.4 million, an increase of $9.1 million or 7.6% as compared to third quarter 2009.  The consolidation of dsicmm increased third quarter 2010 Output Solutions operating revenues by $22.0 million.  Excluding operating revenues resulting from the consolidation of dsicmm, Output Solutions operating revenues for third quarter 2010 decreased $12.9 million or 10.7% compared to third quarter 2009.  Out-of-pocket reimbursements decreased $7.5 million or 5.2% in third quarter 2010 to $138.0 million.

Excluding operating volume information for dsicmm, images produced during third quarter 2010 were 2.5 billion, a decrease of 857.0 million images or 25.4% as compared to third quarter 2009.  The decline in images produced was primarily attributable to the previously mentioned loss of a telecommunications client and from lower images from existing clients.  Items mailed during third quarter 2010 were 538.9 million, a decrease of 66.4 million or 11.0% as compared to the same period in 2009.  The decrease in items mailed was primarily the result of the client loss mentioned above, partially offset by volumes from new clients.  Revenue per unit (items mailed and images produced) declined during the quarter attributable to higher relative volumes from clients with lower unit pricing.  The Company currently anticipates this trend to continue for the next few quarters.  The Company will begin reporting dsicmm operating volume information (images produced and items mailed) beginning with first quarter 2011.

During third quarter 2010, Output Solutions received two new client commitments representing, when fully transitioned, approximately 120 million of aggregate packages annually, based on current volume levels.  Full conversion activities related to these new clients is expected to be completed by the end of the first quarter 2011.

Costs and expenses for third quarter 2010 were $253.4 million, an increase of $5.3 million or 2.1% from the same period in 2009.  Excluding reimbursable operating costs of $138.0 million in third quarter 2010 and $145.5 million in third quarter 2009 and $23.1 million of costs from the consolidation of dsicmm, costs and expenses decreased $10.3 million or 10.0% to $92.3 million, reflecting lower material costs and staffing levels.

Depreciation and amortization increased $1.5 million or 14.0% as compared to third quarter 2009.  Excluding $1.8 million of depreciation and amortization from the consolidation of dsicmm, depreciation decreased $300,000 or 2.8% primarily due to asset impairments recorded in second quarter 2010 related to the previously announced client contract termination.

Output Solutions had income from operations for third quarter 2010 of $4.7 million before considering dsicmm, a decrease of $2.3 million or 32.9% as compared to third quarter 2009.  dsicmm incurred an operating loss of approximately $2.9 million in third quarter 2010 (including approximately $550,000 of intangible asset amortization), but the August and September financial results are not necessarily indicative of the results to be expected for a full year, as processing volumes are usually lowest during the third quarter for dsicmm.  Operating margin for third quarter 2010 was 1.4% as compared to 5.8% for third quarter 2009.  Excluding the effect of dsicmm, operating margin would have been 4.4% for the third quarter 2010.

For the quarter, Output Solutions EBITDA was $14.0 million, a decrease from 2009 of $3.7 million or 20.9%.  EBITDA operating margin was 10.8% in third quarter 2010 as compared to 14.7% for third quarter 2009, a decrease of 3.9% primarily.  Excluding the effect of dsicmm, Output Solutions EBITDA would have been $15.1 million, a decrease from 2009 of $2.6 million or 14.7%, primarily attributable to lower operating revenue.

Investments and Other Segment

Investments and Other segment operating revenues decreased $500,000 or 3.3% to $14.6 million for third quarter 2010 as compared to third quarter 2009.  Income from operations increased $600,000 to $2.5 million.  Third quarter 2009 included approximately $1.0 million of real estate impairments.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009 *
BFDS	$ 4.0	$ 2.2	$ 11.7	$ 9.0
IFDS	4.6	4.1	15.1	10.5
Argus				(1.5)
Other	0.3	1.5	0.2	6.0
	$ 8.9	$ 7.8	$ 27.0	$ 24.0

* Equity in losses of Argus Health Systems, Inc. is for the period January 1, 2009 through March 31, 2009, the date DST acquired the remaining 50% equity interest and consolidated Argus.

DST's equity in BFDS earnings for third quarter 2010 increased $1.8 million as compared to third quarter 2009 from lower occupancy costs, lower bank fees and from improvements in operations, partially offset by lower account revenues from lower levels of accounts serviced.  Average daily client cash balances invested by BFDS were $919 million during third quarter 2010 compared to $878 million during third quarter 2009 from higher levels of transaction activity.  Average interest rates earned on the balances increased from 0.15% in third quarter 2009 to 0.19% in third quarter 2010.

DST's equity in IFDS earnings for third quarter 2010 increased $500,000 as compared to third quarter 2009.  The increase in equity in earnings resulted primarily from higher levels of shareowner accounts serviced at IFDS U.K. from both new and existing clients and improvements in operations, partially offset by lower earnings at IFDS Ireland and Luxembourg.  Shareowner accounts serviced by IFDS U.K. were 7.0 million at September 30, 2010, unchanged from June 30, 2010 and an increase of 500,000 accounts from September 30, 2009.  Shareowner accounts serviced by IFDS Canada were 10.7 million at September 30, 2010, a decrease of 100,000 accounts from June 30, 2010 and an increase of 200,000 accounts from September 30, 2009.

Other income, net

Other income, net during third quarter 2010 decreased $2.5 million over third quarter 2009.  The decrease in other income is primarily attributable to a decrease in unrealized appreciation on trading securities in third quarter 2010 as compared to 2009 (the effect of which is offset in costs and expenses in the Financial Services Segment.

Interest expense

Interest expense was $12.1 million for third quarter 2010, an increase of $3.3 million from third quarter 2009.  The increase is attributable to higher weighted average interest rates from the Company's syndicated revolving credit facility which was renewed on April 16, 2010 and the privately placed senior notes issued in August 2010, and the recording of accounts receivable securitization program costs as interest expense beginning January 1, 2010.

Income taxes

The Company's tax rate was 35.2% for third quarter 2010, an increase of 0.4% from third quarter 2009.  Excluding the effects of discrete period items and the private equity investment cash dividend mentioned above, the Company expects its tax rate to be 36.0% for the remainder of 2010, but this rate will vary depending on the 2010 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Accounting Standards

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the earnings per share project.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures in calculating diluted earnings per share.  The proposed amendment would require the use of the "if-converted" method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this "if converted" method, GAAP diluted earnings per share would have been $1.05 and $1.04 (versus GAAP reported earnings of $1.16 and $1.21) for the three months ended September 30, 2010 and 2009, respectively, and $4.09 and $3.09 (versus GAAP reported earnings of $4.74 and $3.65) for the nine months ended September 30, 2010 and 2009, respectively.  The above information presents only the effect on diluted earnings per share of the "if converted" method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB's progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST's views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

DST SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share amounts) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating revenues	$ 419.0	$ 395.6	$ 1,294.0	$ 1,195.7
Out-of-pocket reimbursements	148.2	156.1	453.8	470.9

Total revenues	567.2	551.7	1,747.8	1,666.6

Costs and expenses	459.3	454.6	1,363.4	1,367.3
Depreciation and amortization	33.5	34.5	99.4	93.8

Income from operations	74.4	62.6	285.0	205.5

Interest expense	(12.1)	(8.8)	(33.7)	(28.9)
Other income, net	9.4	33.2	67.8	60.6
Equity in earnings of unconsolidated affiliates	8.9	7.8	27.0	24.0

Income before income taxes
and non-controlling interest	80.6	94.8	346.1	261.2
Income taxes	26.4	33.9	121.0	78.4

Net income	54.2	60.9	225.1	182.8
Non-controlling interest	0.1		0.1

Net income attributable to DST Systems, Inc.	$ 54.3	$ 60.9	$ 225.2	$ 182.8

Average common shares outstanding	46.6	49.7	47.2	49.7
Average diluted shares outstanding	46.9	50.2	47.5	50.0

Basic earnings per share	$ 1.17	$ 1.22	$ 4.77	$ 3.68
Diluted earnings per share	$ 1.16	$ 1.21	$ 4.74	$ 3.65

DST SYSTEMS, INC. STATEMENT OF REVENUES BY SEGMENT (In millions) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Financial Services
Operating	$ 290.4	$ 276.3	$ 864.0	$ 831.7
OOP reimbursements	11.5	11.6	35.2	41.6
	$ 301.9	$ 287.9	$ 899.2	$ 873.3

Output Solutions
Operating	$ 130.7	$ 120.3	$ 434.8	$ 364.8
OOP reimbursements	138.0	145.5	422.7	431.5
	$ 268.7	$ 265.8	$ 857.5	$ 796.3

Investments and Other
Operating	$ 14.6	$ 15.1	$ 44.0	$ 45.0
OOP reimbursements	0.1	0.1	0.3	0.4
	$ 14.7	$ 15.2	$ 44.3	$ 45.4

Eliminations
Operating	$ (16.7)	$ (16.1)	$ (48.8)	$ (45.8)
OOP reimbursements	(1.4)	(1.1)	(4.4)	(2.6)
	$ (18.1)	$ (17.2)	$ (53.2)	$ (48.4)

Total Revenues
Operating	$ 419.0	$ 395.6	$ 1,294.0	$ 1,195.7
OOP reimbursements	148.2	156.1	453.8	470.9
	$ 567.2	$ 551.7	$ 1,747.8	$ 1,666.6

DST SYSTEMS, INC. STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT (In millions) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income from operations
Financial Services	$ 72.8	$ 55.6	$ 202.6	$ 183.5
Output Solutions	1.0	7.0	79.6	20.1
Investments and Other	2.5	1.9	8.6	7.7
Elimination Adjustments	(1.9)	(1.9)	(5.8)	(5.8)
	$ 74.4	$ 62.6	$ 285.0	$ 205.5

DST SYSTEMS, INC. OTHER SELECTED FINANCIAL INFORMATION (In millions) (Unaudited)
	September 30,		December 31,
Selected Balance Sheet Information	2010		2009

Cash and cash equivalents	$ 75		$ 106
Debt	1,262	*	1,222

* Includes $125.0 million from the accounts receivable securitization program, which was not treated as debt at December 31, 2009.

	Nine Months Ended September 30,
Capital Expenditures, by Segment	2010		2009

Financial Services	$ 40		$ 38
Output Solutions	14		31
Investments and Other	9		8

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release.  DST's use of non-GAAP adjustments is further described in the section entitled "Use of NonGAAP Financial Information."

The following items, which occurred during the quarter ended September 30, 2010, have been treated as non-GAAP adjustments:

  Contract termination payment net of certain other costs resulting from the termination of a Financial Services subaccounting client, in the amount of $7.5 million.  The net contract termination gain was comprised of operating revenues of $9.1 million, partially offset by certain other costs of $1.6 million that were included in costs and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $2.9 million.
  Contract termination payment resulting from the termination of an Output Solutions client, in the amount of $1.3 million, included in operating revenues.  The aggregate income tax expense associated with this contract termination gain was approximately $500,000.
  Termination benefit expenses of $2.8 million associated with reductions in workforce in the Financial Services Segment ($700,000) and the Output Solutions Segment ($2.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $1.1 million.
  Other net gain, in the amount of $2.2 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $900,000.  The $2.2 million of net gains on securities and other investments for third quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $1.2 million and net gains on private equity funds and other investments of $1.3 million, partially offset by other than temporary impairments on available-for-sale securities of $300,000.
  Net loss, in the amount of $1.1 million, associated with the repurchases of Series C senior convertible debentures.  The income tax benefit associated with this net loss was approximately $400,000.
  An income tax benefit of approximately $2.3 million related to the release of a valuation allowance previously established on deferred income tax assets of DST Output Limited (U.K.) resulting from the acquisition of dsicmm Group.  Innovative Output Solutions Limited ("IOS") was the beneficiary of this income tax benefit, and accordingly DST's share of the benefit was 70.5% or $1.6 million.  The remaining portion of the income tax benefit (29.5% or $700,000) was attributed to the non-controlling interest.

In addition to the items that occurred in the quarter ended September 30, 2010 as described above, the following items, which occurred during the six months ended June 30, 2010, have been previously reported as non-GAAP adjustments:

  Contract termination payment, net of termination benefit expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million.  The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by termination benefit expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million which are included in depreciation and amortization expense.  The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.
  Termination benefit expenses of $14.6 million associated with reductions in workforce in the Financial Services Segment ($11.4 million) and the Output Solutions Segment ($3.2 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $5.8 million.
  Other net gain, in the amount of $41.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $16.1 million.  The $41.5 million of net gains on securities and other investments for the six months ended June 30, 2010 was comprised of net realized gains from sales of available-for-sale securities of $40.6 million and net gains on private equity funds and other investments of $1.3 million, partially offset by other than temporary impairments on available-for-sale securities of $400,000.
  Dividend from a private equity investment of $8.3 million, which was included in other income, net.  The income tax expense associated with this dividend was approximately $1.0 million.
  Net gain, in the amount of $100,000, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax expense associated with this net gain was approximately $100,000.

The following items, which occurred during the quarter ended September 30, 2009, have been treated as non-GAAP adjustments:

  Other net gain, in the amount of $22.3 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $8.7 million.  The $22.3 million of net gains on securities and other investments for third quarter 2009 was comprised of net realized gains from sales of available-for-sale securities of $22.5 million and net losses on private equity funds and other investments of $200,000.
  Gain in the amount of $100,000, associated with the repurchase of senior convertible debentures.  The income tax expense associated with this gain was approximately $40,000.

In addition to the items that occurred in the quarter ended September 30, 2009 as described above, the following items, which occurred during the six months ended June 30, 2009, have been previously reported as non-GAAP adjustments:

  Other net loss, in the amount of $26.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax benefit associated with this net loss was approximately $10.1 million.  The $26.5 million of net losses on securities and other investments for the six months ended June 30, 2009 was comprised of net realized gains from sales of available-for-sale securities of $3.4 million, net unrealized losses on private equity funds and other investments of $3.1 million and other than temporary impairments on available-for-sale securities of $26.8 million.
  Gain in the amount of $5.8 million, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax expense associated with this gain was approximately $2.2 million.
  Gain on equity interest in Argus Health Systems, Inc. ("Argus"), in the amount of $41.7 million, included in other income, net associated with DST's purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with authoritative income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.
  An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 74.4	$ 80.6	$ 54.2	$ 54.3	$ 1.16

Adjusted to remove:

Included in operating income:
Contract termination payment, net Financial Serv.	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Sol.	(1.3)	(1.3)	(0.8)	(0.8)	(0.02)
Termination benefit expenses - Financial Services	0.7	0.7	0.4	0.4	0.01
Termination benefit expenses - Output Solutions	2.1	2.1	1.3	1.3	0.03

Included in non-operating income:

Net gain on securities and other investments		(2.2)	(1.3)	(1.3)	(0.03)
Net loss on repurchase of convertible debentures		1.1	0.7	0.7	0.02
Release of an int'l income tax valuation allowance			(2.3)	(1.6)	(0.04)

Adjusted Non-GAAP income	$ 68.4	$ 73.5	$ 47.6	$ 48.4	$ 1.03

	2009
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 62.6	$ 94.8	$ 60.9	$ 60.9	$ 1.21

Adjusted to remove:

Included in non-operating income:

Net gain on securities and other investments		(22.3)	(13.6)	(13.6)	(0.27)
Gain on repurchase of convertible debentures		(0.1)	(0.1)	(0.1)

Adjusted Non-GAAP income	$ 62.6	$ 72.4	$ 47.2	$ 47.2	$ 0.94

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

* DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (after non-controlling interest).

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Nine Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 285.0	$ 346.1	$ 225.1	$ 225.2	$ 4.74

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Serv.	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Sol.	(59.7)	(59.7)	(36.4)	(36.4)	(0.76)
Termination benefit expenses - Financial Services	12.1	12.1	7.3	7.3	0.15
Termination benefit expenses - Output Solutions	5.3	5.3	3.2	3.2	0.07

Included in non-operating income:

Net gain on securities and other investments		(43.7)	(26.7)	(26.7)	(0.56)
Dividend from a private equity investment		(8.3)	(7.3)	(7.3)	(0.15)
Net loss on repurchase of convertible debentures		1.0	0.7	0.7	0.01
Release of an int'l income tax valuation allowance			(2.3)	(1.6)	(0.04)

Adjusted Non-GAAP income	$ 235.2	$ 245.3	$ 159.0	$ 159.8	$ 3.36

	2009
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 205.5	$ 261.2	$ 182.8	$ 182.8	$ 3.65

Adjusted to remove:

Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(42.6)	(0.85)
Net loss on securities and other investments		4.2	2.8	2.8	0.05
Gain on repurchase of convertible debentures		(5.9)	(3.7)	(3.7)	(0.07)
Reduction in income tax related liabilities			(5.7)	(5.7)	(0.11)

Adjusted Non-GAAP income	$ 205.5	$ 217.8	$ 133.6	$ 133.6	$ 2.67

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

* DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (after non-controlling interest).

DST SYSTEMS, INC.
RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Reported GAAP income from operations	$ 1.0	$ 7.0	$ 79.6	$ 20.1

Adjusted to remove:

Depreciation and amortization	12.2	10.7	35.2	29.6

EBITDA, before non-GAAP items	13.2	17.7	114.8	49.7

Adjusted to remove:

Contract termination payment, net of expenses *	(1.3)		(62.8)
Termination benefit expenses	2.1		5.3

EBITDA, after non-GAAP items	$ 14.0	$ 17.7	$ 57.3	$ 49.7

* The nine months ended September 30, 2010 exclude non-GAAP asset impairment charges of $3.1 million.

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

CONTACT:  Thomas A. McDonnell, Chief Executive Officer, +1-816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, +1-816-435-8603, both of DST Systems, Inc.